Exhibit 6.2

                            THE UNIVERSITY OF KANSAS
                       FIXED-PRICE AGREEMENT FOR RESEARCH

1. Introduction

      This agreement, effective June 15, 1996, by and between the University of Kansas, Lawrence, Kansas (hereinafter referred to as the UNIVERSITY), an educational institution of the State of Kansas, and NexMed (hereinafter referred to as CONTRACTOR) is made under the following terms.

2. Scope of Work

      The UNIVERSITY will perform the scope of work as described in the proposal entitled, "Development of Dermal Devices & Formulations" which forms the basis of this research grant and is incorporated in to this agreement as Attachment A.

3. Duration

      The investigation covered by this agreement shall extend for a period of 12 months, beginning on July 1, 1996 and continuing through June 30, 1997, and is subject to renewal by mutual agreement.

4. Costs and Payments

      (a) The CONTRACTOR agrees to pay to the UNIVERSITY a fixed price amount of $20,000.00 to cover the partial cost of all direct labor, supervision, supplies, equipment, materials, other operating and incidental expenses, and indirect costs necessary for the execution of work.

      (b) Budget transfers between categories is at the discretion of the Project Director.

      (c) Payment will be made by the CONTRACTOR to the UNIVERSITY in advance.

      (d) Title to equipment purchased or built with these funds to perform the investigation shall be vested in the UNIVERSITY upon completion of the work.

5. Indemnification

      CONTRACTOR shall indemnify and hold harmless the UNIVERSITY, its agents and employees from any and all claims of every kind including all costs of defense arising out of the performance of this agreement.

6. Warranty

      The UNIVERSITY agrees that the information provided to CONTRACTOR under this agreement will be reasonably accurate in accordance with scientifically accepted standards. The University disclaims all warranties including all implied warranties of merchantability and fitness for a particular purpose.

7. Nature of Relationship

      The UNIVERSITY is an independent contractor amid shall not act as an agent for the CONTRACTOR, nor shall it be deemed to be an employee of the CONTRACTOR for any purposes whatsoever. The CONTRACTOR shall not enter into any agreement nor incur any obligations on behalf of the UNIVERSITY nor commit the UNIVERSITY in any manner without the prior written consent of the UNIVERSITY.

8. Publications

      The UNIVERSITY reserves the right to publish any results of its research at the conclusion of the investigation conducted under this agreement. The UNIVERSITY will submit
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to the CONTRACTOR the text of any written disclosure of the results of the investigation at least six (6) weeks in advance of any disclosure of the results. The UNIVERSITY will consider any suggestions concerning the disclosure, but is not bound to incorporate such suggestions in any publications.

9. Publicity

      Neither the CONTRACTOR nor the University shall use the name of the other or the name of any of its staff on any unpublished information or in any publicity or advertisement, whether with respect to this agreement or any other related matter, without prior written approval.

10. Extension

      The parties may agree to continue the investigation beyond the termination date for additional periods under terms provided for in writing and approved by both parties. Such an agreement must be reached not less than 30 days prior to the original termination date.

11. Termination

      Either party may terminate this agreement provided written notification is received by the other party 30 days prior to the proposed termination date. The UNIVERSITY will return to CONTRACTOR all funds which have not been expended or irrevocably encumbered at that time.

12. Patents

      If patentable discoveries result from research sponsored by this agreement, patent rights will be vested proportionately as determined by subsequent negotiations and mutual agreement. In consideration of CONTRACTOR transferring five thousand shares of NexMed common stock to the UNIVERSITY, the UNIVERSITY acknowledges CONTRACTOR'S sole rights to those technologies listed in Appendix B which CONTRACTOR owns and which are subject to further development under the scope of work as described in Appendix A.

13. Assignment

      UNIVERSITY may re-assign this agreement in whole or in part to the University of Kansas Center for Research for administrative purposes.


14. This document constitutes the entire agreement between the CONTRACTOR and the UNIVERSITY with respect to this research investigation. Any modification of this agreement shall be in writing and shall be signed by both parties.

      In witness whereof, the UNIVERSITY OF KANSAS and NexMed have executed this agreement as of the date first above written.

NEXMED                                 THE UNIVERSITY OF KANSAS


/s/ Vivian Liu                         /s/ Kim Moreland
----------------------------           ---------------------------------
Name: Vivian Liu                       Kim Moreland
Title: Vice-President                  Director
                                       Research Support & Grants Administration


                                       2
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                                   APPENDIX A

                                  RESEARCH PLAN

      One of the primary limitations of transdermal drug delivery is the natural barrier function of the skin that prevents most drugs from passing through the skin in an efficacious manner. Many approaches have been used to increase the permeability of the skin. These include the use of physical (e.g. iontophoresis, electroporation, occlusion (hydration), etc.) and chemical (penetration enhancers, chemical modification, etc.) methods.

      NexMed has acquired the rights to an electronic device to treat herpes infections of the skin and mouth. NexMed is negotiating a licensing agreement with Odontex to use several biodegradable penetration enhancers developed at the University of Kansas.

      The primary research objectives of this program include:

      1. A significant objective of the work will involve testing, evaluation and further development of the electronic device for treating herpes infections of the skin and mouth.

      2. Prototype topical formulations will be prepared utilizing appropriate biodegradable enhancers and useful topical vehicles and excipients. The in-vitro permeation of drug substances from prototype formulations will be evaluated initially using a shed snake skin diffusion model developed in our laboratories. The effect of formulation variables such as pH, vehicle composition (choice of excipients) and enhancer concentration on the permeation of the drug substances chosen for evaluation will be determined.

      3. The physical and chemical stability of selected formulations will be evaluated.

      4. Local irritation and toxicity studies may be conducted with selected formulations.

      It is anticipated that most of the studies listed above will be performed by visiting scientists whose salaries and some supply and equipment needs will be provided by NexMed.
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                               APPENDIX B

  [Letterhead of J. L. Yeager and Associates, Inc., Consultant to the Company]

June 10, 1996

Howard Rytting, Ph.D.
Professor
School of Pharmacy
Department of Pharmaceutical Chemistry
University of Kansas
HIGUCHI BIOSCIENCES CENTER
2095 Constant Avenue
Lawrence, Kansas  66047

Dear Dr. Rytting:

NexMed, Inc. is excited about the prospect of continuing the development of pharmaceutical and cosmetic products based on novel transdermal penetration enhancers discovered by you and your colleagues at the Higuchi Biosciences Center (HBC) in Lawrence, Kansas. NexMed, Inc. firmly believes that the best way to successfully accomplish the transfer of the basic penetration enhancer technology to the product development stage is to occupy laboratory space and conduct the development activities at the Higuchi Biosciences Center.

NexMed, Inc. recognizes that the Higuchi Biosciences Center is part of the University of Kansas, a state supported public institution. It is, therefore, very important that the University of Kansas and NexMed, Inc. are in agreement regarding the know-how and intellectual property resulting from product development activities conducted by NexMed, Inc. employees in HBC laboratories that solely occupied by NexMed, Inc. In this regard, all development activities conducted in the NexMed, Inc. occupied laboratories must be private and confidential. All know-how and intellectual property developed as a result of development activities conducted by NexMed, Inc. employees in the NexMed, Inc. occupied laboratory must be the sole property of NexMed, Inc. and without encumbrances or claims by the University of Kansas or employees of the University of Kansas.

NexMed, Inc. states that the laboratories at the Higuchi Biosciences Center will be used for the development of new pharmaceutical, cosmetic and device products based on intellectual property and know-how that NexMed, Inc. owns or has acquired rights as stated below.

1. Pharmaceutical products that utilize transdermal penetration technology described in issued patents owned by NexMed, Inc.

2. Pharmaceutical and cosmetic products that utilize transdermal penetration technology described by issued patents, including patent filings, which NexMed,Inc. has acquired rights.

3. Pharmaceutical and cosmetic products that utilize the know-how of its employees.

4. Pharmaceutical devices that utilize technology described in issued patents or patent applications owned or rights acquired by NexMed, Inc.

5.    Pharmaceutical devices that utilize the know-how of its employees.

Once again, I am looking forward to our continued scientific collaboration.


Very best regards,


/s/ James L. Yeager
------------------------------
James L. Yeager, Ph.D.
Consultant to NexMed.


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

                           [Letterhead of the Company]

August 6, 1996

Ms. Kim Moreland
Director, Research Support & Grants Administration
University of Kansas
2099 Constant Avenue, Room 152
Lawrence, KS  66045

VIA FAX TRANSMISSION:  (913) 864-5272

Dear Ms. Moreland:

This is to confirm our phone conversation regarding the Fixed-Price Agreement for Research signed last month between our two organizations.

We agreed that "Appendix B" as indicated in paragraph 12 of the Agreement to be the June 10, 1996 letter written by Dr. James L.
Yeager. Dr. Yeager's letter summarizes the technologies and know-hows to which the Contractor has sole rights.

Please acknowledge your agreement by signing and returning one copy of this fax to us. Thank you for your attention concerning this matter.

Sincerely,


/s/ Vivian Liu
--------------------------------
Vivian Liu
Vice President
NexMed, Inc.

On behalf of the University of Kansas, I acknowledge that "Appendix B" as indicated in paragraph 12 of the Agreement signed with NexMed, Inc. to be the letter written by Dr. James L. Yeager to Dr. Howard Rytting, Professor of Pharmacy, Department of Pharmaceutical Chemistry. Higuchi Biosciences Center, on June 10, 1996.


/s/ Kim Moreland                    Date:  8-7-96
--------------------------------
Director
Research Support & Grants Administration

                            The University of Kansas
                       Fixed-Price Agreement for Research
                           Subcontract Modification #1
                                November 22, 1996

This document modifies the Fixed-Price Agreement for Research between the University of Kansas and NexMed, Inc., which was effective on June 15, 1996 for work under the direction of Professor Howard Rytting. The project is entitled "Development of Dermal Devices and Formulations." Subcontract Modification 1 extends the agreement for an additional period of two months and provides supplemental funds in the amount of $13,100.00. The following wording replaces language in the original Fixed-Price Agreement for Research:

Section 3. Duration

     The investigation covered by this agreement shall extend for a period beginning on June 15, 1996 and continuing through August 31, 1997, and is subject to renewal by mutual agreement.

Section 4. Costs and Payments

     (a) The CONTRACTOR agrees to pay to the UNIVERSITY a fixed-price amount of $33,100.00 to cover the partial cost of all direct labor, supervision, supplies, equipment, materials, other operating and incidental expenses, and indirect costs necessary for the execution of the work.

All other terms and conditions of the Fixed-Price Agreement for Research, effective June 15, 1996, remain in force.


NEXMED                                  THE UNIVERSITY OF KANSAS


/s/ Vivian Liu                          /s/ Kim Moreland
--------------------------------        -----------------------------------
Name:  Vivian Liu                       Kim Moreland
Title:  Vice-President                  Director
                                        Research Support & Grants Administration

Date:  December 2, 1996                 Date:  12-11-96